Exhibit 99.1

FOR IMMEDIATE RELEASE
May 10, 2024

Tandy Leather Factory Reports First Quarter 2024 Results

FORT WORTH, TEXAS – May 10, 2024 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the first fiscal quarter of 2024.

Highlights from First Quarter 2024:

•	Revenues were $19.3 million, down 5.3% from 2023
•	Generated operating income of $0.7 million
•	Net income of $0.5 million, down from $0.7 million in 2023
•	Gross margins of 56.7%, down from 58.1% in 2023
•	Operating expenses $10.3 million, down 5.2% from 2023
•	Adjusted EBITDA* of $1.1 million
•	Ended quarter with $12.3 million of cash and cash equivalents

Tandy Leather Factory’s first quarter sales were $19.3 million in 2024, down from $20.4 million in 2023.  First quarter 2024 gross profit was $10.9 million, down from $11.8 million in 2023.  First quarter operating income was $0.7 million, down from $1.0 million in 2023.  As of March 31, 2024, the Company held $12.3 million of cash and cash equivalents, up from $8.6 million a year earlier.  The Company held inventory of $36.7 million, down from $38.0 million as of December 31, 2023.  The Company had basic and diluted net income in the quarter of $0.06 per share, versus $0.08 in the prior year.

Janet Carr, Chief Executive Officer of the Company, said, “Our first quarter sales declined by about 5%, reflecting both a sense of malaise in the broader consumer environment and a difficult comparison against a strong first quarter in 2023.  Gross margin rate also declined, as we increased promotional activity in March to offset slower sales in January and February.  Operating expense discipline helped us deliver positive operating income despite challenges in both sales and gross margin.  And despite over $1 million in capital investments in stores and our Fort Worth facility this year, compared to less than $100 thousand last year, we also grew cash. Going forward, we will continue the progress we made in the first quarter to improve overall quality and performance in our retail stores including filling some key retail roles and pursuing strategic store relocations, among other initiatives.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Three months ended March 31, 2024
Net income	$0.5
Add back:
Depreciation and amortization	0.3
Interest income	(0.1)
Income tax provision	0.2
Stock-based compensation	0.2
Adjusted EBITDA	$1.1

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 102 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.